NICOR Inc.
                                                            Form 10-K/A
                                                            Exhibit 99.02






                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the NI-Gas Thrift
  Plan Committee:


We have audited the accompanying statements of net assets available for benefits, with fund information, of the NI-Gas Thrift Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits, with fund information, for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits, with fund information, of the Plan as of December 31, 1995 and 1994, and the changes in net assets available for benefits, with fund information, for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The fund information in the statements of net assets available for benefits, with fund information, and the statements of changes in net assets available for benefits, with fund information, is presented for additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The fund information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.





                                         ARTHUR ANDERSEN LLP
                                         ARTHUR ANDERSEN LLP

Chicago, Illinois
June 27, 1996



                                                          NI-Gas Thrift Plan
                                 Statement of Net Assets Available for Benefits, With Fund Information

                                                                                     December 31, 1995
                                  NICOR         Stated       Index Fund-  International                    Small
                                  Stock         Return         Common       Equities        Balanced       Stock
                                   Fund          Fund           Stock         Fund            Fund          Fund           Total
Assets:

 Investment in NI-Gas Savings
  Investment and Thrift Trust  $ 13,608,411  $ 70,023,808   $  7,117,395  $  2,936,537    $  3,147,933  $  2,962,137   $ 99,796,221

  Miscellaneous receivable           31,509        84,104        136,843        94,881          95,732        83,219        526,288
                                 13,639,920    70,107,912      7,254,238     3,031,418       3,243,665     3,045,356    100,322,509

Liabilities:

 Miscellaneous payable              393,212       203,201              -             -               -             -        596,413

Net Assets Available for
 Benefits                      $ 13,246,708  $ 69,904,711   $  7,254,238  $  3,031,418    $  3,243,665  $  3,045,356   $ 99,726,096




                                                                                     December 31, 1994
                                  NICOR         Stated       Index Fund-  International                    Small
                                  Stock         Return         Common       Equities        Balanced       Stock
                                   Fund          Fund           Stock         Fund            Fund          Fund           Total
Assets:

 Investment in NI-Gas Savings
  Investment and Thrift Trust  $ 10,907,156  $ 69,094,024   $  4,424,943  $  2,696,177    $  1,745,538  $  1,194,465   $ 90,062,303

 Miscellaneous receivable            81,866        93,542         14,082        45,944           9,998        13,098        258,530
                                 10,989,022    69,187,566      4,439,025     2,742,121       1,755,536     1,207,563     90,320,833

Liabilities:

 Miscellaneous payable                    -         8,527         11,777             -          38,704         3,214         62,222

Net Assets Available for
 Benefits                      $ 10,989,022  $ 69,179,039   $  4,427,248  $  2,742,121    $  1,716,832  $  1,204,349   $ 90,258,611

<F1>

The accompanying notes are an integral part of this statement.


                                                           NI-Gas Thrift Plan
                              Statement of Changes in Net Assets Available for Benefits, With Fund Information

                                                                        December 31, 1995
                                  NICOR         Stated       Index Fund-  International                    Small
                                  Stock         Return         Common       Equities        Balanced       Stock
                                   Fund          Fund           Stock         Fund            Fund          Fund           Total
Net increase in Plan assets
 from investment activities
 of the NI-Gas Savings
 Investment and Thrift Trust   $  2,926,531  $  5,028,086   $  1,694,695  $    291,416    $    528,955  $    454,894   $ 10,924,577

Contributions:
 Participants                       589,815     2,300,688        306,405       291,783         230,169       197,999      3,916,859
 Employer                           235,412       905,893        116,594       105,979          82,140        72,787      1,518,805

Distributions to participants      (960,910)   (5,005,043)      (417,126)      (94,783)       (155,073)      (46,522)    (6,679,457)

Transfers                          (533,162)   (2,503,952)     1,126,422      (305,098)        840,642     1,161,849       (213,299)

Net increase                      2,257,686       725,672      2,826,990       289,297       1,526,833     1,841,007      9,467,485

Net assets available for benefits
 at beginning of year            10,989,022    69,179,039      4,427,248     2,742,121       1,716,832     1,204,349     90,258,611

Net assets available for benefits
 at end of year                $ 13,246,708  $ 69,904,711   $  7,254,238  $  3,031,418    $  3,243,665  $  3,045,356   $ 99,726,096



                                                                        December 31, 1994
                                  NICOR         Stated       Index Fund-  International                    Small
                                  Stock         Return         Common       Equities        Balanced       Stock
                                   Fund          Fund           Stock         Fund            Fund          Fund           Total
Net increase (decrease) in Plan
 assets from investment activi-
 ties of the NI-Gas Savings
 Investment and Thrift Trust   $ (1,940,749) $  4,901,501   $     71,397  $    148,002    $     (9,181) $     (9,152)  $  3,161,818

Contributions:
 Participants                       646,438     2,368,856        287,222       241,197         229,672       167,819      3,941,204
 Employer                           245,793       912,358        104,286        86,351          79,130        58,928      1,486,846

Distributions to participants      (881,500)   (4,992,901)      (238,413)      (95,181)        (83,397)      (56,417)    (6,347,809)

Transfers                           121,723      (654,895)       (55,317)      351,080         108,927        45,977        (82,505)

Net increase (decrease)          (1,808,295)    2,534,919        169,175       731,449         325,151       207,155      2,159,554

Net assets available for benefits
 at beginning of year            12,797,317    66,644,120      4,258,073     2,010,672       1,391,681       997,194     88,099,057

Net assets available for benefits
 at end of year                $ 10,989,022  $ 69,179,039   $  4,427,248  $  2,742,121    $  1,716,832  $  1,204,349   $ 90,258,611
<F1>
The accompanying notes are an integral part of this statement.

                              NI-GAS THRIFT PLAN
                      NOTES TO THE FINANCIAL STATEMENTS


INFORMATION ON THE PLAN

The following description of the NI-Gas Thrift Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for more detailed information. Certain reclassifications were made to conform the prior years' financial statements to the current year presentation.

The Plan. The Plan is a defined contribution plan which was established on January 1, 1978 to provide supplemental retirement security to substantially all employees of Northern Illinois Gas Company (Northern Illinois Gas) represented by a collective bargaining agreement. The funds of the Plan are commingled with the funds of the NI-Gas Savings Investment Plan and held for safekeeping and investment by the NI-Gas Savings Investment and Thrift Trust (the Trust). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Plan Administration. Authority to control and manage the operation and administration of the Plan is vested in a committee appointed by the Board of Directors of Northern Illinois Gas. Under the terms of a trust agreement, LaSalle National Trust, N.A. acts as trustee for the Trust and holds the investments of the Plan. Administrative expenses associated with operation of the Plan are paid from the Plan assets.

Contributions. The participant may elect to make either tax-deferred or after-tax contributions, or any combination thereof, by payroll deduction, that are partially matched by Northern Illinois Gas.

Vesting and Forfeitures. The participant's contributions and earnings thereon are fully vested. Northern Illinois Gas' contributions and earnings thereon are vested after the participant's completion of five years of service, the participant's death while employed by Northern Illinois Gas or retirement.

If the participant's interest in Northern Illinois Gas' contributions and earnings thereon is not vested, such interest will be forfeited if the participant's employment with Northern Illinois Gas or an affiliate is terminated and the participant is not reemployed within five years by Northern Illinois Gas or an affiliate. Any amounts forfeited by a participant are applied to reduce the amount of Northern Illinois Gas' contributions under the Plan. Forfeitures for 1995 and 1994 totalled $3,770 and $6,131, respectively.

Suspensions and Withdrawals. The participant may suspend contributions by written notification filed with the Plan administration committee. The participant will not cease to be a participant during the suspension period.

The participant may elect, under certain conditions, to withdraw participant contributions and earnings thereon prior to termination of employment. Northern Illinois Gas' matching contributions and earnings thereon will not be distributed until the vested participant's employment has been terminated.

Plan Termination. Northern Illinois Gas expects to continue the Plan indefinitely, but reserves the right to amend or discontinue it at any time in a manner consistent with any collective bargaining agreement and subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their account balances.

                              NI-GAS THRIFT PLAN
                NOTES TO THE FINANCIAL STATEMENTS (Continued)


ACCOUNTING POLICIES

Investment Balance. The Plan states its investment in the Trust at the underlying value of the investments of the Trust as follows:

Group annuity contracts are recorded at contract value. The aggregate market value of the group annuity contracts at December 31, 1995, is approximately $151.6 million. Contract value represents contributions made plus interest at the various contract rates, less Plan withdrawals and administrative expenses. Estimated market value is based on a variety of factors, such as contract terms, interest rate, maturity date and credit worthiness of the issue. For the year ended December 31, 1995 and 1994, the average yield, which approximated the crediting interest rate, was approximately 7.5 percent and 7.6 percent, respectively.

The market value for NICOR Inc. Common Stock is based on the closing price on the New York Stock Exchange.

The market value of the units of the Collective Investment Index Fund, which is a commingled fund invested entirely in common stocks representative of the S&P 500, is determined by Harris Investment Management Inc. based on the underlying value of the investments in the fund.

The European, Australian and Far Eastern Index Fund (EAFE) is a commingled investment fund comprised primarily of common stocks of non-North American companies. Units of the fund are valued monthly on a dollar basis. The underlying securities of the fund are valued on the basis of local currencies. The relationship between the dollar and foreign currencies varies over time. Translating the value of foreign securities from local currency to the dollar can add to or detract from investment results based on the currency relationship.

The DFA 6-10 Institutional Portfolio is a registered investment company fund which invests primarily in a diverse group of common stocks of small capitalization U.S. companies. The market value of the shares of the Portfolio is based on the underlying value of the investments of the Portfolio.

The Equity Index Fund invests entirely in common stocks representative of the S&P 500. The Broad Market Fixed Income Index Fund invests in bonds representative of a broad mix of U.S. Treasury, corporate and mortgage securities having maturities generally between one and 30 years. The Russell 2500 Index Fund invests in common stocks representative of 2,500 domestic companies that are typically smaller than those found in the S&P 500. The market value of the units of these funds is determined by Bankers Trust Company based on the underlying value of the investments in the funds.

Allocation Provisions. The Trust's net investment gain is allocated monthly to the Plan based on the beginning ratio of the Plan's investment balance to total Trust investments.

INCOME TAXES

The Internal Revenue Service has determined and informed Northern Illinois
Gas by a letter dated September 27, 1995, that the Plan is qualified and the Trust established under the Plan is tax exempt under Section 401(a) of the Internal Revenue Code (the Code). The Plan's management believes that the Plan and related Trust continue to be designed and operated in compliance with the requirements of the Code.

                              NI-GAS THRIFT PLAN
                NOTES TO THE FINANCIAL STATEMENTS (Continued)


NET TRANSFER TO NI-GAS SAVINGS INVESTMENT PLAN

If an employee transfers between the Plans, their account balance is transferred into a new account in their current plan. During 1995, a net transfer of $213,299 was made from the NI-Gas Thrift Plan to the NI-Gas Savings Investment Plan.

TRUST FINANCIAL INFORMATION

The following schedules present the Trust's net assets as of December 31, 1995 and 1994, the increase in the Trust net assets derived from investment activities for the years then ended and the Plan's share of each:

                             Net Assets in Trust

                                                      December 31
                                                 1995             1994
Assets

Group Annuity Contracts:
  Aetna Life Insurance Company               $ 23,353,589     $ 23,232,532
  New York Life Insurance Company              21,774,426       14,742,236
  Continental Assurance Company                20,211,705       20,402,769
  Principal Mutual Life Insurance Company      14,316,246       18,511,925
  Great-West Life & Annuity Insurance
    Company                                    14,058,995       13,722,000
  Hartford Life Insurance Company              13,162,191       19,947,266
  Allstate Life Insurance Company              10,650,033       10,480,458
  Prudential Insurance Company
    of America                                  8,369,636       10,872,113
  Combined Insurance Company of America         6,604,745                -
  John Hancock Mutual Life Insurance
    Company                                     6,028,578        6,018,384
  Metropolitan Life Insurance Company           4,185,582        4,393,035

NICOR Inc., Common Stock*                      19,973,974       16,111,714

Index Funds:
  Collective Investment Index Fund             19,258,892       12,280,653
  EAFE Index Fund                               8,492,943        8,033,086
  DFA 6-10 Institutional Portfolio              7,187,805        3,497,493
  Equity Index Fund                             4,303,879        2,401,653
  Broad Market Fixed Income Index Fund          3,483,219        1,951,369
  Russell 2500 Index Fund                         412,768          230,723

Other assets                                    2,442,733        1,825,740

                                              208,271,939      188,655,149
Liabilities

Operating payables                                249,640          163,647

Net assets in Trust                          $208,022,299     $188,491,502

Plan's interest in Trust net assets          $ 99,796,221     $ 90,062,303

*  Denotes Party-in-Interest Investment.

                              NI-GAS THRIFT PLAN
                NOTES TO THE FINANCIAL STATEMENTS (Concluded)


TRUST FINANCIAL INFORMATION (Concluded)

                         Trust Investment Activities

                                                Year Ended December 31
                                                 1995              1994
Investment income:
  Interest                                   $ 10,648,174     $ 10,580,385
  Dividends                                       913,174          845,238
  Net appreciation (depreciation) in
   market value of investments                  3,412,456       (3,746,115)
  Net investment gain from common/
   collective trusts                            7,085,347          610,724
  Net investment gain (loss) from a
   registered investment company                1,222,312          (18,497)

                                               23,281,463        8,271,735

Administrative expenses                          (302,255)        (361,790)

Increase in Trust net assets
  derived from investment activities         $ 22,979,208     $  7,909,945

Net increase in Plan assets from
  investment activities                      $ 10,924,577     $  3,161,818

RECONCILIATION TO FORM 5500

At December 31, 1995 and 1994, the Plan had $1,525,189 and $832,663,
respectively, of pending participant distributions. Pending distributions are recorded as a liability in the Plan's Form 5500; however, they are not recognized as liabilities in the accompanying financial statements. These distributions are reflected in the statement of changes in net assets available for benefits when actually paid.